UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OR TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1954.




                                                COMMISSION FILE NUMBER 333-46550


                          SHAFFER DIVERSIFIED FUND, LP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  DELAWARE                         13-4132934
            (STATE OF FORMATION)        (I.R.S EMPLOYER IDENTIFICATION NO.)


                              925 WESTCHESTER AVE                  10604
                             WHITE PLAINS, NEW YORK              (ZIP CODE)
                              (ADDRESS OF PRINCIPAL
                               EXECUTIVE OFFICES)


        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 800-352-5265

                          UNITS OF LIMITED PARTNERSHIP

PLEASE PLACE AN X IN THE BOX (ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION
(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         RULE 12G-4(A)(1)(I)    [ ]                RULE 12G-3(B)(1)(I)   [ ]
         RULE 12G-4(A)(1)(II)   [ ]                RULE 12G-3(B)(1)(II)  [ ]
         RULE 12G-4(A)(2)(I)    [ ]                RULE 12G-3(B)(2)(I)   [ ]
         RULE 12G-4(A)(2)(II)   [ ]                RULE 12G-3(B)(2)(II)  [ ]
                                                   RULE 15D-6



APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION DATE OR NOTICE
DATE:     -0-
      -----------

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 SHAFFER DIVERSIFIED FUND, LP HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE: JANUARY 29, 2003                               BY: /S/ DANIEL S. SHAFFER
                                                         ----------------------
                                                     PRESIDENT, SHAFFER ASSET
                                                                MANAGEMENT, INC.
                                                     FOR THE GENERAL PARTNER


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